Exhibit 8.2

[Milbank, Tweed, Hadley & McCloy LLP Letterhead]

May 8, 2008

The Amex Membership Corporation

86 Trinity Place

New York, New York 10006

Ladies and Gentlemen:

We have acted as special counsel to The Amex Membership Corporation, a New York Type A not-for-profit corporation (“MC”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of January 17, 2008, by and among NYSE Euronext, Amsterdam Merger Sub, LLC, MC, and certain other parties signatory thereto (the “Agreement”). At your request, and in connection with the mailing of the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of NYSE Euronext, including the proxy statement of MC forming a part thereof, relating to the transactions contemplated by the Agreement, we are rendering our opinion concerning the material United States federal income tax consequences of the NYSE/AMEX Merger. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

In providing our opinion, we have examined the Agreement, the Registration Statement, the Proxy Statement/Prospectus, and such other documents as we have deemed neces-

The Amex Membership Corporation

sary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by NYSE Euronext and MC in their respective officer’s certificates dated the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the AMCAS Merger will qualify as a statutory merger under New York Not-for-Profit Corporation Law, (vi) the Holdings Merger will qualify as a statutory merger under New York Not-for-Profit Corporation Law, (vii) the NYSE/AMEX Merger will qualify as a statutory merger under the DGCL, and (viii) NYSE Euronext, MC and their respective subsidiaries will treat the NYSE/AMEX Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (i) the AMCAS Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or as a tax-free liquidation under Sections 332 and 337 of the Code, (ii) the Holdings Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Members upon their exchange of Membership Interests for Holdings Common Stock pursuant to the Holdings Merger, (iii) the NYSE/AMEX Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and no gain or loss will be recognized by Members upon their exchange of Holdings Common Stock for Parent Common Stock pursuant to the NYSE/AMEX Merger, except with respect to (A) cash received in lieu of fractional shares of Parent Common Stock and (B) any portion of the consideration issued pursuant to Section 6.17 of the Agreement that is required to be treated as interest for U.S. federal income tax purposes.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform MC of any such change or inaccuracy that may occur or come to our attention.

The Amex Membership Corporation

We are furnishing this opinion solely in connection with the filing of the Registration Statement and it is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP